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Exhibit 10(a)

November 7, 2002

PERSONAL & CONFIDENTIAL

Trevor Fetter
Corporate Offices
Broadlane

Dear Trevor,

        I am pleased to confirm our offer to you to become President of Tenet Healthcare Corporation effective November 7, 2002. You will report to the Chairman and Chief Executive Officer Jeffrey Barbakow and your primary office will be Santa Barbara. Accordingly, you will be eligible for the following compensation and benefits package:

        a.    Base Compensation:    Your base salary will be at $780,000 per year, payable bi-weekly. Your next salary review will be September 1, 2003.

        b.    Annual Incentive Plan:    Your target award percentage in Tenet's Annual Incentive Plan (AIP) will be at 78% of salary. You will also be eligible for the growth award.

        c.    Car Allowance:    Your automobile allowance will be $20,600 per year, paid bi-weekly.

        d.    ExecuPlan Medical:    You will participate in Tenet's ExecuPlan which provides reimbursement for out of pocket health and dental expenses at the $7,500 annual level.

        e.    Supplemental Executive Retirement Plan (SERP):    You will be reinstated in the SERP with full credit for all of your years of service with Tenet and affiliates from October 23, 1995.

        f.    Stock Options:    You will receive an initial grant of 450,000 non-qualified stock options with a strike price set on the date of grant by the company's Compensation Committee on or about November 7, 2002. You will continue to be eligible for stock option grants. The Company practice generally has been to recommend option grants on an annual basis. Options vest over three years with one-third of the options vesting at the end of each year.

        g.    Benefits:    You will receive all standard employee benefits in accordance with the TenetSelect benefits plan as well as reimbursement for club dues.

        h.    Severance Protection Agreement:    You will participate in the Tenet Severance Protection Plan at the same level provided to our current Chairman and CEO which provides severance equal to two times base salary plus target bonus, benefits continuation and legal fees reimbursement for a qualifying termination following a change of control of Tenet. No severance is due in the event of a termination for "cause" described below or voluntary termination except as provided under the Plan for "good reason".

        Absent a change of control, should your employment with Tenet be terminated by the company without cause within three years from this date, you shall receive severance benefits of two years' salary and benefits continuation (excluding AIP). You may not receive benefits both under this severance arrangement and any other severance program, plan or arrangement with Tenet. You will be paid under the plan, program or arrangement for which you are eligible which provides the greatest benefit.

        i.    Relocation:    Tenet will pay selling costs of your San Francisco apartment and will make up (on an after tax basis) any loss on sale based on the difference between the original cost plus documented capital improvements and final selling price.

        With respect to Broadlane, we understand that you have agreed with Broadlane that your Broadlane options will cease vesting but you will have the right to continue to exercise those vested options according to terms of the Broadlane stock option plan so long as you continue as a member of the Broadlane Board of Directors. Tenet will nominate you to the Broadlane board.

        Further, the terms of your March 1, 2000 Separation and Consulting Agreement with Tenet will cease effective with your commencement of employment with Tenet.

        Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

        This letter contains the entire agreement between you and Tenet regarding the terms and conditions of your employment, and fully supersedes any and all prior agreements that may have existed between you and Tenet regarding the terms and conditions of your employment.

        Congratulations, this is an important recognition in your career growth with Tenet.

Sincerely,	ACCEPTED AND AGREED TO:

Alan R. Ewalt
	Trevor Fetter	Date

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  Exhibit 10(a)